Exhibit 10.4

TO:	Lori Lipcaman
FROM:	Dr. Gerald Paul
SUBJECT:	Compensation Matters
DATE:	August 23, 2011
CC:	Marc Frohman

Dear Lori:

I am pleased to inform you that in connection with your appointment to your new position as Executive Vice President and Chief Financial Officer of Vishay Intertechnology, Inc. (“Vishay”), the Board has approved an increase in your base salary to €325,000, effective on September 1, 2011.  In addition, your maximum bonus opportunity has been increased to 50% of your base salary.  This 50% maximum bonus opportunity will apply to years beginning with calendar year 2011 and will be determined based on such corporate and personal objectives and goals as are communicated to you from time to time.

On August 17, 2011, you were granted 2,661 time-vested restricted stock units (“RSUs”) and 7,982 performance-based restricted stock units (“PBRSUs”), under the Vishay Intertechnology 2007 Stock Incentive Program (the “Stock Incentive Program”).  The RSUs will vest on January 1, 2014, subject to the satisfaction of the applicable service condition, and the PBRSUs will vest on January 1, 2014, subject to the satisfaction of the applicable service and performance conditions.  Commencing on January 1, 2012 and on each January 1 thereafter during the term of your employment, Vishay will grant you an annual equity award under the Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 25% of your base salary on such date. Twenty-five percent of each such grant shall be in the form of RSUs, and 75% shall be in the form of PBRSUs. The fair market value of Common Stock as of January 1 of a year for purposes of determining the number of RSUs and PBRSUs to be granted shall be equal to the closing price of such stock on the New York Stock Exchange on the trading day immediately preceding such January 1. Subject to your continued employment with Vishay, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, only to the extent the performance criteria applicable to the PBRSUs are realized.

Except as otherwise described in this letter, the other terms and conditions of your employment will continue on the same basis as in effect before your appointment to your new position.

Vishay Europe GmbH
Geheimrat-Rosenthal-Str. 100, D-95100 Selb, Germany,  Phone (49) 9287 71-0, Fax (49) 9287 8188                                                                                   Amtsgericht/County Court Hof HRB 1480, Geschäftsführer/Managing Directors: Dr. Gerald Paul, Dieter Wunderlich, Gert Tronich, Werner Gebhardt,        Arnold Rohr, Sieglinde Janker-Buecherl, Vorsitzender des Aufsichtsrats/Chairman of the Supervisory Board: Rainer Kropf
www.vishay.com
             ONE OF THE WORLD’S LARGEST MANUFACTURERS OF DISCRETE SEMICONDUCTORS AND PASSIVE COMPONENTS

So that we may have a record of your acceptance of these changes to your compensation, please countersign the attached copy of this letter and return it to Marc Frohman by pdf or fax.

Sincerely,

/s/ Gerald Paul
Dr. Gerald Paul

Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Lori Lipcaman
Lori Lipcaman

Vishay Intertechnology, Inc. Corporate Headquarters 63 Lincoln Highway, Malvern, PA 19355-2120 U.S.A. Phone 610-644-1300 Fax 610-296-0657